Exhibit (h)(14)

EXECUTION VERSION

ALPS SERIES TRUST

BRIGADE HIGH INCOME FUND

CO-ADMINSTRATION AGREEMENT

This Agreement is made as of March 8, 2023 and is effective upon commencement of operations of the first Fund, by and between the ALPS Series Trust (“Trust”), a Delaware statutory trust, on behalf of each series included on Exhibit A hereto, each a separate series of shares of the Trust (each, a “Fund”), and Brigade Capital Management, LP, a Delaware limited partnership (“Co-Administrator”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trust has designated each Fund as series of shares in the Trust;

WHEREAS, the Trust has engaged ALPS Fund Services, Inc. (“ALPS”), to serve as each Fund’s administrator pursuant to a Services Agreement between the Trust, on behalf of each Fund, and ALPS;

WHEREAS, the Trust, on behalf of each Fund, desires to engage the Co-Administrator to provide certain additional administrative services;

WHEREAS, the Board of Trustees of the Trust (the “Trustees” or the “Board”) has approved this Agreement, and the Co-Administrator is willing to furnish certain administrative services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Obligations of the Co-Administrator.

(a)       Services. The Co-Administrator agrees to perform the following services (“Services”) for the Trust:

(i) furnish the Trust and/or the Board with information the Trust and/or the Board may reasonably request with respect to the administration of each Fund;

(ii) provide the Trust, upon reasonable notice, with access to the Co-Administrator’s offices to review Fund records maintained by the Co-Administrator;

(iii) advise and assist the officers of the Trust upon reasonable request in taking such steps as are necessary or appropriate to carry out the decisions of the Board and its committees with respect to the foregoing matters and the conduct of the business of each Fund;

(iv) provide any required information requested for completion of Form N-CEN, Form N-PORT and Form N-CSR or such similar forms as may be adopted by the Securities and Exchange Commission from time to time;

(v) assist the Fund’s administrator with the preparation of proxy statements, annual reports, prospectuses and other correspondence from the Fund to shareholders;

Exhibit (h)(14)

(vi) assist with and participate in the preparation materials drafted by the administrator with respect to the Fund for the Trust’s Board meetings;

(vii) to the extent so designated by the Board, cause an officer or officers of the Co- Administrator to serve as the “derivatives risk manager” for each Fund pursuant to Rule 18f-4 under the 1940 Act, including but not limited to periodic board reporting pursuant to Rule 18f-4;

(viii) to the extent so designated by the Board, serve as the “valuation designee” for each Fund pursuant to Rule 2a-5 under the 1940 Act, including but not limited to periodic board reporting pursuant to Rule 2a-5;

(ix) to provide reasonable assistance with the liquidity classifications required under the Trust’s liquidity risk management program, as implemented, in accordance with Rule 22e-4 under the 1940 Act;

(x) to enter into, make and perform all such other contracts, agreements and other undertakings as may be necessary, advisable or incident to the carrying out of the foregoing services, objects and purposes, including opening trading accounts and negotiating and executing prime brokerage agreements, futures agreements, over-the-counter clearing agreements, repurchase agreements, ISDA agreements and/or other over-the-counter or foreign exchange master netting agreements;

(xi) provide information relating to the administrative services described above that may be helpful with the operation of the Fund; and

(xii) provide such other duties not specifically listed above, as agreed to by the parties from time to time for the efficient operation of the Funds.

The Co-Administrator shall discharge the foregoing responsibilities subject to the control of the Board and officers of the Trust and in compliance with: (i) such policies as the Board may from time to time establish, including, but not limited to, the Trust’s Declaration of Trust dated January 12, 2012 and its By-Laws, as provided to the Co-Administrator; (ii) each Fund’s objectives, policies and limitations as set forth in such Fund’s prospectus and statement of additional information, as the same may be amended from time to time and as provided to the Co-Administrator in advance of implementation; and (iii) with all applicable laws and regulations.

All Services to be furnished by the Co-Administrator under this Agreement may be furnished through the medium of any directors, officers or employees of the Co-Administrator or through such other parties as the Co-Administrator may determine from time to time, to the extent approved by the Trustees of the Trust, and consistent with the 1940 Act and with all applicable laws, rules and regulations (hereinafter collectively referred to as the “Rules”).

(b)	Expenses and Personnel.

(i) The Co-Administrator agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein.

(ii) Except to the extent expressly assumed by the Co-Administrator herein and except to the extent required by law to be paid by the Co-Administrator, the Trust and each Fund shall pay all costs, fees, expenses or charges in connection with their assets, investments and operations, including: (1) all investment expenses, including, without limitation, reasonable fees and expenses of outside legal counsel or third-party consultants retained in connection with reviewing, negotiating and structuring specialized loan and other investments made by the Fund, and any costs associated with originating loans, asset securitizations, alternative lending-related strategies and so-called “broken-deal” costs (e.g., fees, expenses and liabilities, including, for example, due diligence-related fees, costs, expenses and liabilities with respect to unconsummated investments reasonably intended by the Co-Administrator (in its capacity as investment adviser to the Fund) for purchase by the Fund); (2) office and clerical expenses not relating to the services provided by the Co-Administrator hereunder; (3) fees and expenses of Trustees who are not officers, employees, partners, shareholders or members of the Co-Administrator; (4) governmental fees; (5) interest charges and any other expenses associated with financial leverage; (6) taxes; (7) fees and charges for legal and auditing services relating to the Funds; (8) fees and expenses of any custodians or Trustees with respect to custody of its assets; (9) fees, charges and expenses of dividend disbursing agents, registrars and transfer agents (including the cost of keeping all necessary shareholder records and accounts, and of handling any problems relating thereto and the expense of furnishing to all shareholders statements of their accounts after every transaction including the expense of mailing); (10) costs and expenses of redemptions of its shares; (11) costs and expenses of preparing, printing and mailing to shareholders ownership certificates, proxy statements and materials, prospectuses, statements of additional information, reports and notices; provided that, the Fund shall not be responsible for costs and expenses associated with preparing, printing and mailing to shareholders proxy statements that are being prepared, printed and mailed at the request of the Co-Administrator; (12) costs of preparing reports to governmental agencies; (13) brokerage fees and commissions of every kind and expenses in connection with the execution of portfolio security transactions (including the cost of any service or agency designed to facilitate the purchase and sale of portfolio securities); (14) all postage; and (15) insurance premiums.

Exhibit (h)(14)

(c)        Books and Records. All books and records prepared and maintained by the Co- Administrator for the Trust and each Fund under this Agreement shall be the property of the Trust and such Fund and, upon request therefor, the Co-Administrator shall surrender to the Trust and each Fund such of the books and records so requested, provided, however, that the Co-Administrator shall retain, maintain and preserve copies of all such books and records deemed necessary, appropriate or required to be maintained by the Co-Administrator under applicable Rules.

2.	[Omitted].

3.        Compensation of the Co-Administrator. Each Fund will pay to the Co-Administrator a co-administration fee (the “Fee”) equal to an annualized rate of 0.05% of the average daily net assets of the Fund. The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and/or Statement of Additional Information, and shall be paid to the Co-Administrator by the Fund as soon as practicable after the last day of each month.

4.        Status of Co-Administrator. The services of the Co-Administrator to the Trust and each Fund are not to be deemed exclusive, and the Co-Administrator shall be free to render similar services to others so long as its services to the Trust and each Fund are not impaired thereby. The Co-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or a Fund in any way or otherwise be deemed an agent of the Trust or a Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Co-Administrator, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

Exhibit (h)(14)

5.       Permissible Interests. Trustees, agents and stockholders of the Trust are or may be interested in the Co-Administrator (or any successor thereof) as directors, partners, officers, stockholders or otherwise; and directors, partners, officers, agents and stockholders of the Co-Administrator are or may be interested in the Trust as Trustees, stockholders or otherwise; and the Co-Administrator (or any successor) is or may be interested in the Trust as a stockholder or otherwise. The Co-Administrator in acting hereunder shall be an independent contractor.

6.        Limits of Liability. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Co-Administrator assumes no responsibility under this Agreement and, having so acted, the Co-Administrator shall not be held liable or accountable for any mistakes of law or fact, or for any error of judgment or omission of its officers, directors, partners or employees, or for any loss or damage arising or resulting therefrom suffered by the Trust or a Fund or any of its shareholders, creditors, Trustees or officers, except a loss resulting from a claim relating to a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Co-Administrator shall have no responsibility or liability for the acts or omission of any other fiduciary or other person not employed or engaged by the Co-Administrator respecting the Trust or the Fund or for the accuracy or completeness of the Trust’s registration statement under the 1940 Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied by the Co-Administrator for inclusion therein.

7.	[Omitted].

8.        Information and Reports. The Co-Administrator shall keep each Fund informed of developments relating to its duties as Co-Administrator for the Fund of which the Co-Administrator has, or should have, knowledge that would materially affect the Fund. In this regard, the Co-Administrator shall provide the Trust on behalf of each Fund and its officers with such periodic reports concerning the obligations the Co-Administrator has assumed under this Agreement as the Trust on behalf of each Fund may, from time to time, reasonably request.

(a)       Prior to each regular meeting of the Board of the Trust on behalf of each Fund, the Co- Administrator shall provide the Board with reports regarding the Co-Administrator’s administrative services of each Fund during the most recently completed quarter, each of which shall be in such form as may be mutually agreed upon by the Co-Administrator and each Fund.

(b)       Each of the Co-Administrator and the Trust, on behalf of each Fund, shall provide the other party with a list, to the best of the Co-Administrator’s or the Trust’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Co-Administrator or the Trust, as the case may be, and each of the Co-Administrator and Trust agrees promptly to update such list whenever the Co-Administrator or the Trust becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

(c)       The Co-Administrator shall also provide the Trust, on behalf of each Fund, with any information reasonably requested by the Trust, on behalf of each Fund, regarding the Co-Administrator’s administration services rendered to each Fund required for any shareholder report, amended registration statement or supplement to the prospectus or statement of additional information to be filed by the Trust on behalf of each Fund with the U.S. Securities and Exchange Commission (“SEC”).

Exhibit (h)(14)

9.        Term. This Agreement shall remain in effect for an initial term of two years from the effective date hereof, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust; provided, however, that:

(a)       the Trust may, at any time and without the payment of any penalty, terminate this Agreement with respect to a Fund upon 60 (sixty) days’ written notice of a decision to terminate this Agreement by: (i) the Trust’s Trustees; or (ii) the vote of a majority of the outstanding voting securities of the relevant Fund;

(b)       the Co-Administrator may, at any time and without the payment of penalty, terminate this Agreement upon 120 (one-hundred and twenty) days’ notice to the Trust on behalf of a Fund;

(c)       this Agreement shall automatically terminate with respect to a Fund upon the termination of the Investment Advisory Agreement between the Trust, on behalf of such Fund and Brigade Capital Management; and

(c)       the terms of paragraphs 6, 9, 11 and 15 of this Agreement shall survive the termination of this Agreement.

10.      Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the Trustees who are not interested persons of the Co-Administrator or of the Trust.

11.      Applicable Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by the laws of the State of Delaware in a manner not in conflict with the provisions of the 1940 Act.

12.	Representations and Warranties.

(a)       Representations and Warranties of the Co-Administrator. The Co-Administrator hereby represents and warrants to the Trust as follows:

(i)        the Co-Administrator is a limited partnership duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

(ii)       the Co-Administrator will maintain, keep current and preserve on behalf of each Fund all books and records required in connection with such recordkeeping responsibilities as may be delegated by the Trust on behalf of each Fund to the Co-Administrator from time to time. The Co-Administrator agrees that such records are the property of each Fund, and shall be surrendered to such Fund promptly upon request. The Trust on behalf of each Fund acknowledges that Co- Administrator may retain copies of all records required to meet the record retention requirements imposed by Rules;

(v)       the Co-Administrator has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Co-Administrator and its supervised persons, and, to the extent the activities of the Co-Administrator in respect of a Fund could affect such Fund, violations by such Fund, of “Federal Securities Laws” (as defined in Rule 38a-1 under the 1940 Act), and the Co-Administrator has provided the Trust with true and complete copies of its policies and procedures (or summaries thereof) and related information reasonably requested by the Trust on behalf of each Fund. The Co-Administrator agrees to cooperate with periodic reviews by the Trust’s compliance personnel of the Co-Administrator’s policies and procedures, their operation and implementation and other compliance matters and to provide to the Trust from time to time such additional information and certifications in respect of the Co- Administrator’s policies and procedures, compliance by the Co-Administrator with Federal Securities Laws and related matters as the Trust’s compliance personnel may reasonably request. The Co-Administrator agrees to promptly notify the Trust on behalf of a Fund of any compliance violations that affect such Fund’s assets;

Exhibit (h)(14)

(vi)       the Co-Administrator will provide the requisite certifications reasonably requested by the chief executive officer and chief financial officer of the Trust necessary for those named officers to fulfill their reporting and certification obligations on Form N-CSR as required under the Sarbanes-Oxley Act of 2002, as well as any other filings as reasonably requested by the Trust’s officers, to the extent that such reporting and certifications relate to the Co-Administrator’s duties and responsibilities under this Agreement;

(vii)      the Co-Administrator will immediately notify the Trust of the occurrence of any event that would disqualify the Co-Administrator from serving as an administrator of an investment company. The Co-Administrator will also immediately notify the Trust if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of a Fund; and

(b)       Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Co-Administrator as follows:

(i)        the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms;

(ii)       the Trust is registered as an investment company with the SEC under the 1940 Act;

(iii)      shares of the Trust are registered for offer and sale to the public under the 1933 Act;

(iv)      such registrations will be kept in effect during the term of this Agreement; and

(v)       the Trust has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by each Fund of the Federal Securities Laws, including policies and procedures that provide for the oversight of compliance by each, principal underwriter, administrator, and transfer agent of the Fund, consistent with the requirements of Rule 38a-1 under the 1940 Act.

13.       Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

Exhibit (h)(14)

To the Co-Administrator at:

Brigade Capital Management, LP

399 Park Avenue, 16th Floor

New York, NY 10022

To the Trust or each Fund at:

ALPS Series Trust

1290 Broadway, Suite 1000

Denver, Colorado 80203

Attn: Secretary

14.      Structure of Agreement. The Trust is entering into this Agreement solely on behalf of each Fund, and: (a) no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the relevant Fund; (b) under no circumstances shall the Co- Administrator have the right to set off claims relating to a Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and each Fund. Except as otherwise provided or required under law, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund (including without limitation any shareholder in a Fund) any direct, indirect, derivative, or other rights against the Co-Administrator, or (ii) create or give rise to any duty or obligation on the part of the Co-Administrator (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

15.      Use of Names. The Trust and the Co-Administrator acknowledge that all rights to the name “ALPS Series Trust” or any variation thereof belong to the Trust. The Trust acknowledges that all rights to the name “Brigade Capital Management, LP” belongs to the Co-Administrator, and that the Trust is being granted a limited license to use such words in its name, the name of its series and the name of its classes of shares.

16.      Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

17.      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

ALPS SERIES TRUST		BRIGADE CAPITAL MANAGEMENT, LP

	/s/ Lucas Foss		/s/ Patrick Criscillo

By:	Lucas Foss	By:	Patrick Criscillo

Title:	President	Title:	Chief Financial Officer

Exhibit (h)(14)

EXHIBIT A

Brigade High Income Fund